Exhibit 10.12

                             OFFICE LEASE


                           THE BAILEY COMPANY,
                      A COLORADO LIMITED PARTNERSHIP

                              as Landlord


                                  AND

                        GOOD TIMES RESTAURANTS, INC
                            A NEVADA CORPORATION

                                 as Tenant


                            INDEX TO OFFICE LEASE

Section                                                           Page No.

DEFINITIONS                                                            3

TERM                                                                   5

RENT                                                                   6

INSURANCE                                                              7

OPERATING EXPENSES                                                     8

REPAIRS AND MAINTENANCE                                                9

FIXTURES, PERSONAL PROPERTY AND
ALTERATIONS, PAYMENT OF TAXES                                          10

USE OF PREMISES                                                        11

DAMAGE AND DESTRUCTION                                                 13

EMINENT DOMAIN                                                         14

DEFAULT                                                                15

ASSIGNMENT AND SUBLETTING                                              16

ESTOPPEL CERTIFICATE, ATTORNMENT AND
SUBORDINATION                                                          18

NOTICES                                                                19

SUCCESSORS BOUND                                                       19

TENANT FINISH/ MOVING ALLOWANCE
REIMBURSEMENT                                                          19

MISCELLANEOUS                                                          20



                                 OFFICE LEASE

     THIS OFFICE LEASE ("Lease"), dated January 1, 1998, is made by and between THE BAILEY COMPANY, a Colorado limited partnership ("Landlord") and GOOD TIMES RESTAURANTS, INC., a Nevada corporation ("Tenant") for office space in 601 Corporate Circle, Golden, Colorado, 80401 ("Building") located in the City of Golden, County of Jefferson, State of Colorado, described more particularly on the legal description attached hereto as Exhibit "A" and incorporated herein by this reference.

     In consideration of the mutual covenants contained in this Lease, Landlord and Tenant agree as follows:

     1. DEFINED TERMS, EXHIBITS, PREMISES, COMMON AREAS, LANDLORD'S RESERVED RIGHTS AND RENTABLE AREA

           1.01   Defined Terms.

                   (a)   Annual Base Rent (which includes ordinary common area
                            maintenance costs :
                            Years 1 through 3:
                            $43,628.00 per year ($13.00 x 3356 square feet =
                            $43,628.00)

                   (b)   Building:   The improvements located on the property
described on Exhibit "A".

                   (c) Common Areas: Areas within and without the Building used by Landlord, Tenant and other tenants, including without limitation, ingress, egress, parking areas, lobbies, hallways, restrooms, breakrooms, fitness room, conference room, meeting rooms, and work spaces; provided, however certain areas of the Building shall be excluded from Tenant's use during the term hereof, including, without limitation the Board of Directors meeting room (except for Tenant's use for Board of Directors meetings at times approved in advance by Landlord) and other areas as directed from time-to-time by Landlord. Tenant's use of Common Areas shall be subject to the rules, regulations and requirements promulgated by Landlord, including without limitation, use of the fitness room.

                   (d)   Commencement Date: April 1, 1998.

                   (e)   Landlord:   The Bailey Company, a Colorado limited
partnership.

                   (f) Lease Year: Each twelve (12) month period commencing on April 1, 1998 and ending March 31 of the following year.

                   (g)   Monthly Base Rent: Month 1 through 36: $3,636.00.

                   (h)   Permitted Uses:  Office and administrative uses.

                   (i)   Premises:   The usable space shown on the plans
attached hereto as Exhibit "B".

                   (j)   Premises Address:

                           Suite:               100
                           Street Address:      601 Corporate Circle
                           City and State:      Golden, Colorado 80401
                           County:              Jefferson

                   (k)   Prepaid Rent: First Month's Rent:      N/A

                   (l)   Rentable Square Feet of the Building:  N/A

                   (m)   Rentable Square Feet of Premises:      3,356

                   (n)   Scheduled Term Commencement Date:     April 1, 1998.

                   (o)   Initial Security Deposit:              N/A

                   (p)   Tenant's Address prior to Term Commencement Date:

                           8620 Wolff Court, Ste. 330
                           Westminster, Colorado, 80030

                   (q) Term: Twelve(12)months commencing on the Commencement Date, with options to extend the Term for two additional 12 month periods pursuant to Article 2.02 hereinbelow.

     The foregoing provisions constitute the defined terms ("Defined Terms"). Each reference in this Lease to Article 1.0 I or the Defined Terms shall be construed to incorporate the applicable Defined Terms. Other terms may be defined hereinbelow.

           1.02. Exhibits.   The Exhibits hereinbelow are or will be attached
to this Lease after the signature and by reference thereto are incorporated herein:

                    Exhibit A    Building Legal Description
                    Exhibit B    Premises Floor Plan

           1.03. Premises.   Landlord leases the Premises to Tenant, and
Tenant leases the Premises from Landlord, subject to the provisions of this Lease ("Option"). If the Tenant fails to exercise either option, Tenant must vacate the Premises at the expiration of the then current Term. In the event the Tenant falls to exercise the first option to extend the Term, the second option -ranted to Tenant hereunder shall immediately terminate and be null and void.

           2.03 Early Termination. Notwithstanding, any other provision of this Lease, in the event Tenant shall sell substantially all of its assets or merge with a third party entity, which sale and merger occurs during extended Term of this Lease, Tenant may early terminate this Lease upon ninety (90) days prior written notice to Landlord.

     3.   RENT

           3.01. Base Rent. The annual base rent shall be the Annual Base Rent set forth in Article 1.01(a), payable in equal monthly installment equal to the Monthly Base Rent set forth in Article 1.01 Tenant shall pay the monthly Base Rent to Landlord in advance upon the first day of each calendar month of the Term, starting on the Commencement Date at Landlord's address or at such other place designated by Landlord in a notice to Tenant, without any prior demand therefore and without any deduction, abatement, or set off whatsoever. If the Term shall commence or end on a day other than the first day of a calendar month, then Tenant shall pay, upon the commencement date of the Term and first day of the last calendar month, a pro rata portion of the Monthly Base Rent, prorated on a per them basis, with respect to the portions of the fractional calendar month included in the Term. Upon executing this Lease, Tenant shall pay the first full Monthly Base Rent owing hereunder along with Tenant's Security Deposit as provided in Article 3.03 below.

           3.02. Late Payment. If any installment of Monthly Base Rent is not paid within ten (10) days after the same is due hereunder, Tenant shall pay to Landlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Monthly Base Rent in addition to the installment of Monthly Base Rent then owing regardless of whether or not a notice of default or notice or termination has been given by Landlord. This provision shall not relieve Tenant from payment of Monthly Base Rent at the time and in the manner herein specified.

           3.03. Security Deposit. Upon executing this Lease, Tenant shall not be required to deposit any Security Deposit with Landlord. However, at any time during the Lease if Tenant shall be in default of any monetary or non-monetary obligation hereunder, Landlord may require the Tenant to pay to the Landlord a Security Deposit equal to two (2) months of Monthly Base Rent. The Security Deposit shall secure Tenant's obligations under this Lease to pay Monthly Base Rent and other monetary amounts owed, to maintain the Premises and repair damages thereto, to insure surrender of the Premises to Landlord in clean condition and repair upon termination of this Lease, and to discharge Tenant's other obligations hereunder. Landlord may use and commingle the Security Deposit with other funds of Landlord. No interest shall accrue nor be payable by Landlord to 'I'enant for the Security Deposit. If Tenant fails to perform Tenant's obligations hereunder, Landlord may, but without any obligation to do so, apply all or any portion of the Security Deposit toward the Tenant's unfulfilled obligations. If Landlord does so apply any portion of the Security Deposit, Tenant, upon dei-nand by Landlord, shall immediately pay Landlord a sufficient amount in cash to restore the Security Deposit to the full original amount. Tenant's failure to forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited within five (5) days after receipt of such demand, shall constitute an Event of Default. Upon termination of this Lease. if Tenant has then performed all of Tenant's obligations hereunder, Landlord shall return Security Deposit to Tenant. If Landlord sells or otherwise transfers Landlord's rights or interest Linder this Lease, Landlord may deliver the Security Deposit to the transferee, whereupon Landlord shall be released from any further liability toTenant with respect to the Security Deposit.

      4.   INSURANCE

             4.01. All Risk Coverage. DLirina the Term, Landlord shall procure and maintain in full force and effect with respect to the Premises a policy or policies of all risk insurance with deductible in an amount as Landlord may unilaterally determine, (including sprinkler, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage) in an amount equal to one hundred percent (100%) of the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof.

            4.02. Public Liability. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term a policy or policies of comprehensive public liability insurance, written by an insurance company approved by Landlord in the form customary to the locality, insuring Tenant's activities with respect to the Premises and/or Building against loss, damage, or liability for personal injury or death of any person or loss or damage toproperty occurring in, upon or about the Premises covering bodily injury in the amounts of Three Million and No/100 Dollars $3,000,000.00) per person and Three Million and No/100 Dollars ($3,000,000.00) per occurrence and covering property damage in the amount of One Million and No/100 ($1,000,000.00); provided, however, that if at any time during the Term, Tenant shall have in full force and effect a blanket policy of public liability insurance with the same coverage for the Premises as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirement hereof.

           4.03. Rental Abatement Insurance. Tenant shall keep and maintain in full force and effect during the Term, rental abatement insurance against abatement or loss of rent in case of fire or other casualty, in an amount at least equal to the amount of the Monthly Base Rent payable by Tenant during one year next ensuing, as reasonably determined by Landlord.

          4.04. Insurance Certificates. Landlord shall be named as an additional insured on all such policies set forth in Article 4. Tenant shall furnish to Landlord, upon the date of commencement of this Lease and thereafter as requested by Landlord, a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto. Said certificates shall expressly provide that such policies shall not be cancelable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days from prior written notice to all the parties names as insured. Landlord, its Successors and assigns, and any nominee of Landlord holding any interest in the Premises and BLIlidin(y. including, without limitation, any ground lessor and the holder of any fee or leasehold mort-age shall be names as insureds under each such policy or insurance maintained by Tenant pursuant to this Lease.

        4.05. Tenant's Failure. If Tenant fails to maintain any insurance required in this lease, Tenant shall be liable for any loss or cost resulting from said failure. This Article 4.05 shall not be deemed to be a waiver of any Landlord's rights and remedies under any other section of this Lease.

        4.06. Waiver of Subrogation. Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, or Tenant's personal property therein, shall, to the extent the same can be obtained without undue expense, include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

        4.07. Tenant's Property and Fixtures. Tenant shall assume the risk of damage to any furniture, equipment, machinery goods, supplies, or fixtures which are to remain the property of Tenant or as to which Tenant retains the right of removal from the Premises.

        4.08. Indemnification of Landlord. Tenant shall indemnify and hold Landlord harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, or judgments arising from or growing out of any injury to any person or persons or any damace to any property as a result of any accident or other occurrence during the Term occasioned in any way as a result of Tenant's or Tenant's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees use, maintenance, occupation or operation of the Premises during the Term, and (ii) from and against all legal costs and charges, including attorneys' fees, incurred in or about any of such matters and the defense of any action arising out of the same or in discharging the Building, the Premises and Common Areas or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereof by reason of any act or omission of the Tenant; provided, however, that Tenant shall not be required to indemnify Landlord for any damage or injury of any kind arising as the result of Landlord'swillful misconduct.

     5.   OPERATING EXPENSES

        5.01. Services and Utilities. So long as Tenant is not in default under this Lease, Landlord shall provide:(i) to the Premises during normal business hours, as defined from time-to-time by Landlord, electricity, gas, water, lighting, janitorial services, elevator services, heating, ventilating, and air conditioning and other Building, services required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises; and, (ii) to the Common Areas durin- the normal business hours, utilities and maintenance as required in Landlord's reasonable judgement for the comfortable use and occupancy thereof. Landlord shall not be liable for, and Tenant shall not be entitled to, any reduction or abatement of Monthly Base Rent on account of any failure on the part of Landlord to delivery the services and utilities provided in this Lease unless the same results from the willful misconduct of Landlord, nor shall Landlord be liable under any circumstances for any and all loss or injury to property, however occurring, incidental to any failure to furnish any utilities or services.

         5.02.  Special Services.

                  (a) Additional Services. In the event Landlord provides utilities, elevator, heating, air conditioning, and/or janitorial services to Tenant beyond the current services related to the operation and management of the Building or at times other than during the business hours, Tenant shall pay to Landlord for such special services as Additional Rent (i) the cost of such services, plus (ii) a reasonable fee to Landlord for providing such services in the amount of ten percent (I 0%) of such costs. Any non-routine or additional janitorial services of Building areas such as lunchrooms, test kitchen, conference rooms, etc. which result solely from Tenant's extraordinary use thereof, shall be on a special basis (except with respectto the removal of trash from trash receptacles or cleaning incidental to normal cleaning).

                   (b) Utility Consumption. If Tenant is likely to or does consume quantities of electricity, water, or gas in excess of the amount customarily consumed by users of office space, Landlord shall have the right, at Tenant's sole cost and expense, to install separate metering for such utilities or to separately charge Tenant for any quantity of such utilities consumed by Tenant beyond the amounts cutomarily consumed by office users.
Any such charges made by Landlord to Tenant shall be reasonably deten-nined by Landlord and shall promptly be paid by Tenant to Landlord as Additional Rent. Notwithstanding anything to the contrary contained herein, Tenant shall not consume quantities of such utilities in excess of the amounts customarily consumed by users of office space without obtaining Landlord's prior written consent thereto.

       6.          REPAIRS AND MAINTENANCE

                   6.01. Repairs and Maintenance. Tenant shall, at Tenant's own expense, maintain the Premises in a clean and safe condition. Ordinary repairs shall be performed by Tenant at its own expense, except that Landlord shall keep and maintain all walls, ceilings, and subfloors of the Premises in good repair. Notwithstandina the provisions hereof, however, Tenant shall be responsible for directly reimbursing Landlord for the cost of any repairs performed by Landlord to the extent that such repairs are necessitated by damage caused by Tenant's negligence or willful misconduct.

                  6.02. Inspection of Premises. Landlord, governmental agencies and appropriate authorities, as applicable, at reasonable times, may enter the Premises to complete construction undertaken by Landlord on the Premises or Building; to inspect, clean or repair the same; to inspect the performance by Tenant of the terms and conditions hereof and to affix reasonable signs and displays; to show the Premises to prospective purchasers, tenants and lenders, and for all other purposes as Landlord shall reasonably deem necessary.

               6.03. Liens. Tenant shall promptly pay and discharge all claims for work or labor done, supplies furnished or services rendered at the request of Landlord, and shall keep the Premises and Building free and clear of all mechanic's and materialmen's liens in connection therewith. Landlord shall have the right to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non responsibility for any construction, alteration, or repair of the Premises by Tenant. If any such lien is filed, Landlord may, but shall not be required to, take such action or pay such amount as may be necessary to remove such lien; and, Tenant shall pay to Landlord as Additional Rent any such amounts expended by Landlord within five (5) days after notice is received from Landlord of the amount expended by Landlord.

        7.     FIXTURES, PERSONAL PROPERTY AND ALTERATIONS, PAYMENT OF
               TAXES

               7.01. Fixtures and Personal Property. Tenant, at Tenant's expense, may install any necessary trade fixtures, equipment, and furniture in the Premises, provided that such items are installed and are removable without damage to the structure of the Building. Landlord reserves the unilateral right to approve or disapprove of curtains, draperies, shades, paint, or other interior improvements. Such improvements must be submitted for Landlord's written approval prior to installation, or Landlord may remove or replace such items at Tenant's sole expense. Said trade fixtures, equipment and furniture shall remain Tenant's property and shall be removed by Tenant upon expiration of the Term or earlier termination of this Lease. Tenant shall repair, at Tenant's sole expense, all damage caused by the installation or removal of trade fixtures, equipment, furniture, or temporary improvements. If Tenant falls to remove the foregoing items on termination of this Lease, Landlord may keep and use them or remove any or all of them and cause them to be stored or sold in accordance with applicable law.

             7.02. Alterations, Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, either at the inception of this Lease or subsequently during the Term, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld. Tenant shall deliver to Landlord full and complete plans and specifications of all such alterations, additions or improvements, and no such work shall be commenced by Tenant until Landlord has given its written approval thereof. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any applicable laws, lawful ordinances, etc. Further, Tenant shall indemnify and hold Landlord harmless from any loss, cost, or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials, or workmanship resulting from Tenant's alterations, additions, or improvements to the Premises. All alterations, additions and improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord. All repairs, alterations, additions, and restoration by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all applicable laws and lawful ordinances, bylaws, regulations and orders of any federal, state, county, municipal or other public authority and of the insurers of the Building. Tenant shall not permit liens of any kind to be imposed upon the Premises or Building and Tenant shall discharge of record of such liens within five (5) days after written notice thereof. Tenant shall reimburse Landlord for Landlord's reasonable claims for reviewing and approving or disapproving plans and specifications for any alterations proposed by Tenant. Tenant shall require that any contractors used by Tenant carry a comprehensive liability policy covering bodily injury in the amounts of Three Million and No/ 100 Dollars ($3,000,000.00) per person and Three Million and No/ 100 Dollars ($3,000,000.00) per occurrence and covering, property damage in the amount of One Million and No/100 Dollars ($I,000,000.00). Landlord may require proof on such insurance prior to commencement of any work on the Premises.

            8.  USE OF PREMISES.

                 8.01. General. The Premises shall be used for the Permitted Uses consistent with any limitation imposed upon Landlord by any governmental authority, covenants, conditions and restrictions of record affecting the Building or lender. By commencing occupancy of the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all applicable municipal, county, state, and federal statutes, laws, and ordinances, including ordinances and regulations governing and relating to the use, occupancy, and possession of the Premises (collectively "Regulations"). Except for pre-existing violations, Tenant shall, at Tenant's sole expense, comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises, and Tenant shall secure any permits. Furthermore, Tenant agrees, by Tenant's entry, that Tenant has conducted an investigation of the Premises and the acceptability of the Premises for Tenant's use, to the extent that such investigation might affect or influence Tenant's execution of this Lease. Tenant acknowledges that Landlord has made no representations or warranties in connection with the physical condition of the Premises or Tenant's use of the same upon which Tenant has relied directly or indirectly for any purpose, except as may be set forth herein. Tenant shall not commit waste, interfere with any other tenants in the Building, over load the floors or structure of the Building subject the Premises to any use which would damage the Premises, or raise or violate any insurance coverage required by this Lease or take any action that would impair parking or alter parking spaces. Tenant shall strictly comply with all statutes, laws, ordinances, rules, regulations, and precautions now or hereafter mandated or advised by any federal, state, local, or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively "Hazardous Materials"). Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provision, the costs of all such inspections, tests, and investigations to be borne by Tenant. As herein used, Hazardous Materials shall include, but not be limited to, those substances defined as "hazardous substances," "hazardous materials......hazardous wastes," "toxic substances," or other similar designations in the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U. S. C. Section 9601 et seq.; the Resource Conversation and Recovery Act, 42 U. S. C. Section 690 1, et seq.; the Hazardous Tenant shall pay to Landlord a sum equal to the reasonable cost of performing any obligations required of Tenant by this Lease ,with respect to the surrender of the Premises, including, without limitation, repairs and maintenance, and upon such payment Tenant shall be excused from any such obligations. If a temporary condemnation is for an established period which extends beyond the Term, the Lease shall terminate as of the date of occupancy by the condemning authority, and the damages shall be as provided In Articles 10.03 and 10.04 hereinabove and Rent shall be adjusted to the date of occupancy.

        11.   DEFAULT

              11.01 Events of Default. In addition to other provisions of this Lease, the occurrence of any of the following events shall constitute an "Event of Default" on the part of the Tenant upon notice from Landlord:

                   (a) Vacation or Abandonment. Vacation or abandonment of the Premises; provided, that Tenant shall be deemed to have vacated or abandoned the Premises if Tenant fails for any reason to use the Premises for a Permitted Use for a period of ten (10) consecutive days without Landlord's prior written consent;

                    (b) Payment. Failure to pay any installment of Monthly Base Rent, Additional Rent, or other monies due and payable hereunder upon the date when said payment is due, the failure continuing for a period of ten (10) days;

                     (c) Performance. Default in the performance of any of Tenant's covenants, agreements or obligations hereunder (except default in the payment of Monthly Base Rent, Additional Rent or other monetary obligation), the default continuing for thirty (30) days after written notice thereof from Landlord;

                      (d) Assignment. A general assignment by Tenant for the benefit of creditors;

                      (e) Bankruptcy. The filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating, to bankruptcy, insolvency or other relief of debtors;

                      (f) Receivership . The appointment or a receiver or other custodian to take possession of substantially all of Tenant's assets or of the Tenant's leasehold interest;

                      (g) Insolvency, Dissolution, Etc. Tenant shall become insolvent or unable to pay its debts, or shall fail generally to pay its debt as they become due; or any court shall enter a decree or order directing the winding up or liquidation of tenant or of substantially all of its assets or Tenant shall take an action toward the dissolution or winding up of its affairs or the cessation or suspension of its use of the Premises; or,

                       (h) Attachment. Attachment, execution, or other judicial seizure of substantially all of Tenant's assets or the Tenant's leasehold interest.

                  11.02 Landlord's Remedies. Upon the occurrence of any of the Events of Default of this Lease, Landlord shall have the option to pursue any one or more of the following, remedies without any notice or demand whatsoever:

                        (a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, Landlord may, without prejudice to any other remedy which it may have for possession of the Premises or arrearages in Monthly Base Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim for damages therefore. Tenant shall pay to Landlord on demand the amount of all loss and damages which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

                      (b) Enter upon and take possession of the Premises, without termination of this Lease and without being liable for prosecution or for any claim for damages therefore, and expel or remove Tenant and any other person who may be occupying the Premises or any party thereof Landlord may relet the Premises and receive the Monthly Base Rent therefore. Tenant agrees to pay to Landlord the monthly or on demand from time-to-time any deficiency that may arise by reason of any such relenting. In determining the amount of such deficiency, the brokerage commission, attorneys' fees, remodeling expenses, and other costs of relenting shall be subtracted from the amount of rent received under such reletting.

                       (c) Enter upon the Premises without terminating this Lease and without being liable for any prosecution or for any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for expenses which Landlord may incur in this effecting compliance with Tenant's obligations under this Lease, together with interest thereon at the highest legal rate per annum from the date expended until paid. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

                         Pursuit of any of the foregoing remedies shall not
preclude pursuit of any of the other remedies herein provided by any other remedies provided in law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Monthly Base Rent due to Landlord or of any damages accruing to Landlord by reason of violation of any of the terms, conditions, and covenants herein contained.

     12.     ASSIGNMENT AND SUBLETTING

               12.01. Assignment and Subletting: Prohibition. Tenant shall not assign, mortgage, pledge, or otherwise transfer this Lease. in whole or in part, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises, without the prior written consent of Landlord in each instance. Tenant shall submit each proposed assignment or sublease agreement to Landlord for Landlord's approval. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant's obligations to pay Monthly Base Rent hereunder. Any purported assignment or subletting contrary to the provisions hereof without consent shall be void. The consent of Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. As Additional Rent hereunder, Tenant shall reimburse Landlord for reasonable attorneys' fees and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting.

               12.02. Bonus Rental. If for any assignment or sublease, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Monthly Base Rent called for hereunder, or in any case of the sublease or a portion of the Premises, in excess of such Monthly Base Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord, as Additional Rent hereunder, one hundred percent (100%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

              12.03. Scope. The prohibition against assigning or subletting contained in this Article shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease shall be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof shall be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant, or occupant and apply the net amount collected to the Monthly Base Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting, occupancy, or collection shall be deemed a waiver of this covenant, of the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants, and conditions of this Lease.

            12.04. Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers, or extensions of time granted by Landlord to any assignee or sublesses, or failure by Landlord to take action against any assignee or sublessee, Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers, and extensions of time granted to any such assignee or sublessee.

             12.05. Release. Landlord shall have the right at any time to convey all or any portion of or interest in the Building. Whenever Landlord conveys any interest in the Building, Landlord shall be automatically released form the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expense, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date the assignee executes an assumption of such an assignment whereby the assignee expressly agrees to assume all of Landlord's obligations, duties, responsibilities, and liabilities with respect to this Lease. If requested, Tenant shall execute a form of release and any such other documentation as may be required to further effect the provisions of this Article 12.

   13.   ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

         13.01. Estoppel Certificate. Within ten (10) days after being required therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord's interest in the Building, or any part thereof, an estoppel letter shall be required from Tenant, Tenant shall deliver, in recordable form, a certificate to any proposed mortgages or purchasers, and toLandlord, certifying (or stating any contrary statements with specificity) as follows: (i) that to Tenant's best knowledge, there is no outstanding and uncured Event of Default under this Lease, and that this Lease is in full force and effect; (ii) that no modifications have been made in this Lease since the original execution of the same, if there have been modifications, stating the modifications; (iii) the expiration date of this Lease; (iv) the date through which Monthly Base Rent has been paid; (v) that Tenant has noclaims, defenses, or offsets to any action for collection of rents thereafter accruing under this Lease; and (vi) no more than one month's Monthly Base Rent has been paid in advance. In addition, such certificate shall contain such other information as Landlord may reasonably require. Tenant's failure to deliver said statement in a timely manner shall be conclusive upon Tenant that the above-referenced matters are true with respect to this Lease.

         13.02. Attornment. Tenant shall (i) in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by the Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or (ii) in the event of termination of a ground lease, if any, or (iii) in the event of a sale or conveyance by Landlord of all or any party of the Building, and if so requested, attorn to the purchaser upon such foreclosure, sale or conveyance, or upon any grant of a deed in lieu of a foreclosure, and recognize such purchaser as the Landlord under this Lease.

         13.03. Subordination. The rights of Tenant hereunder are and shall be, at the election of the mortgagee, subject and subordinate to the lien of such mortgage, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building, and to all advances made or hereafter to be made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under any of the terms, covenants, and conditions of this Lease, neither this Lease nor any of the rights of Tenant hereunder upon Tenant's covenanting that Tenant is not in default hereunder shall be terminated or subject to termination by any trustee's sale, any action to enforce the security, or by any proceeding or action in foreclosure. If requested, Tenant agrees to execute whatever documentation may be required to further effect the provisions of this Article.

                     (a) During the original Term of this Lease, Landlord shall have no right to relocate Tenant within the Building. However, in the event Landlord desires to relocate Tenant within the Building, Landlord shall provide Tenant with written notice thereof no less than sixty (60) days prior to the expiration of the then current Tern of this Lease. It is the intention that this notification be provided to Tenant in connection with Tenant's decision to extend the Term of this Lease pursuant to Article 2.02 hereinabove. In the event the Landlord relocates the Tenant within the Building, Landlord shall provide Tenant with reasonably similar space (which shall be contiguous in nature) elsewhere within the Building and of approximately the same size and condition as the Premises.

                   (b) In the event Landlord requires the Tenant to relocate within the Building during any extended Term of the Lease, Landlord shall pay all Tenant's reasonable costs associated in connection therewith including, without limitation, interoffice moving expenses and computer or telephone rewiring costs.

                   (c) In the event Landlord moves Tenant to such new space, then this Lease and each and all of the terms and conditions hereof shall remain in full force and effect and thereupon be deemed applicable to such new space except that a revised floor plan shall become part of this Lease and shall reflect the location of the new space.

            17.03. No Light, Air, or View Easement. Any diminution or shutting off of light, air, or view by any structure which may be erected on lands adjacent to or in the vicinity of light, air, or view by any structure which may be erected the Building shall in no way affect this Lease: or impose any liability on Landlord.

           17.04. Limitation of Landlord's Liability. The obligations of Landlord under this Lease shall not constitute personal ablations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall took solely to the real estate that is the subject of this Lease and to no other assets of Landlord for satisfaction of any liability in respect of this Lease and shall not seek recourse against the individual partners, directors, officers, or shareholders of Landlord or any of their personal assets for such satisfaction.

          17.05. Time.  Time is of the. essence of every provision hereof.

          17.06.Attorney's Fees. In any action or proceeding which the Landlord or the Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees to be fixed by the court, and said costs and attorneys' fees shall be made a part of the judgment in said action.

         17.07. Binding Arbitration. The parties hereto agree to settle all disputes hereunder with binding arbitration. Should there ever be a dispute of the terms and conditions of this Lease, such dispute shall be settled by binding arbitration with the Judicial Arbitrators Group, or such similar organization in the Denver metropolitan area. Any such dispute must be submitted to arbitration on or before thirty (30) days of the date of which the dispute began and such arbitration must be concluded within sixty (60) days from the date of submission unless otherwise mutually agreed by the parties hereto. The arbitration shall be conducted by a sole arbitrator and the cost and expense thereof shall be borne equally by the parties; provided, however, the associated cost and expenses, including, without limitation, reasonable attorneys fees, shall be borne solely by the parties thereto, except to the extent as otherwise set forth in this Lease,

            17.08. Captions and Article Numbers. The captions, article numbers, and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

           17.09. Severability. if any term, covenant, condition, or provision of this Lease, or the application thereof to any person or Circumstance, shall to any extent be held by a court or competent jurisdiction to be invalid, void,,3r unenforceable, the remainder of the terms, covenants, conditions, or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

           17.10. Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of Colorado.

           17.11. Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the term of this Lease, unless otherwise agreed to in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a monthly rent eqlal to one hundred ten percent (I I 0%) of the Monthly Base Rent owed during the final year of the Term of this Lease as the same may be extended from time-to-time. This inclusion of the preceding sentence shall not be construed as Landiord's permission for Tenant to hold over.

           17.12. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good order, condition, and repair, except for reasonable wear and tear or as otherwise provided herein. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises or Building. All property that Tenant is required to surrender shall become Landlord's property upon the termination of this Lease. Landlord may cause any of said personal property that is not removed from the Premises within thirty (30) days after the date of any termination of this Lease to be removed from the Premises and stored at Tenant's expense, or4 at Landlord's election, said personal property thereafter shall belong to Landlord without the payment of any consideration, subject to the rights of any person holding a perfected security interest therein.

          17.13. Rules and Regulations. At all times during the Term, Tenant shall comply with rules and regulations ("Rules and Regulations") as promulgated by Landlord which shall, by this reference, become part of the provisions of this Lease for the Buildinc, and the Common Areas.

          17.14. No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

          17.15. Landlord's Right to Perform. Upon Tenant's failure to perform any obligation of Tenant hereunder, including, without limitation, payment of Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord's perfon-ning such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord plus interest at the maximum rate permitted by law, as Additional Rent.

         17.16. Mortgage Protection. No act or failure to act on the part of the Landlord which would entitle Tenant under the terms,of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession :)f the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure.

         17.17. Notification of Mortgaizee, Landlord hereby advises and notifies Tenant that Landlord's current lender/mortgagee is;set forth hereinbelow, Pursuant to the loan documents between Landlord and the lender/mortoragee, lender/mortgagee has certain rights and interests in the Building and this Lease pursuant to such loan documents. Landlord's performance hereunder may be subject to the requirements of the lender/mortgagee. The name and address of the lender/mortgagee is as follows:

                Standard Life & Accident Insurance Company
                                1 Moody Plaza
                          Galveston, Texas 77550-7999
             Attn: Mortgage and Real Estate Investment Department

           17.18. Nonliability. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from nor shall the Monthly Base Rent herein reserved be abated by reason of (i) the interruption of use of the Premises as a result of the installation of any equipment in connection with the Premises or Building or (ii) any failure to furnish or delay in furnishing any services required to be provided by Landlord when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building, or the limitation, curtailment, rationing, or restriction on use of water or electricity, gas, or any other form of energy of any other service or utility whatsoever serving the Premises or the Building. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of such services. Construction, interim, permanent financing or refinancing for the Building, any lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

          17.19. Modification Required by Lender. If, in connection with obtaining construction, interim, permanent financing or refinancing for the Building, any lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.

         17.20. Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the. prior written consent of the other.

          17.21. Entire Agreement. This Lease, including all Exhibits attached hereto, sets forth all covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Premises, Building and Common Areas, and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

                    LANDLORD
                    THE BAILEY COMPANY,
                     a Colorado limited partnership

                     By: THE ERIE COUNTY INVESTMENT CO.,
                         An Ohio corporation
                         General Partner

                     By: /s/ David E. Bailey
                         ___________________
                         David E. Bailey, President

                     TENANT
                     GOOD TIMES RESTAURANTS INC.
                     A Nevada corporation

                     By: /s/Boyd E. Hoback
                         _________________
                         Boyd E. Hoback, President

            1.04. Common Areas. Time-to-time made by Landlord, Tenant shall Subject to reasonable rules and regulations from tenants to use the Common Area.

            1.05. Landlords Reserved Rights in Common Areas. Landlord reserves the right from time-to-time:

             (a) To install, use, maintain, repair, and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to other parts of the Building above the ceiling services, below), the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires, and appurtenant meters and equipment included in the Premises which are so located'or located elsewhere outside the Premises;

            (b) To change the lines of the lot on which the Building stands ("Lot") and to redesign and re-stripe the parking facilities around theBuilding and make other reasonable changes and grant other rights thereto including, without limitation, the granting of easements, rights of way and right.- of ingress and egress, and similar rights to users of parcels adjacent to the Lot;

             (c) Facility. To alter, relocate, and eliminate any other Common Areas or facility; and

             (d) Parking. Landlord reserves the right to grant exclusive use to portions of the parking areas to Landlord or to I enants and any other parties with whom Landlord may contract.

            1.06. Rentable Area. The total rentable floor space in the Building shall be the Rentable Square Feet of the Building. The total rentable floor space in the Premises shall be the Rentable Square Feet of the Premises as set forth on Exhibit B.

   2.      TERM

             2.01 Commencement of Term. This Lease shall commence on April 1, 1998, and continue through March 31, 1999, unless earlier terminated as set forth hereinbelow; provided, however, Tenant may take possession of the Premises anytime prior to April 1, 1998 free of any Monthly Base Rent during such early occupancy.

            2.02 0ptions to Extend. Landlord hereby grants to Tenant, two separate options to extend the term of this Lease. Each option shall allow the Tenant to extend the Term of the Lease for an additional twelve (12) months f@om the date of the expiration of the then current Term. If Tenant desires to exercise either or both options, Tenant must provide written notice thereof to Landlord on or before the thirtieth (30th) day prior to expiration of the then current Term Materials Transportation Act, 49 U. S. C. Section I 1801 , et. seq.; and any other governmental statutes, laws, ordinances, rules, regulations, and precautions. Tenant shall not cause, or allow anyone else under the control of Tenant to cause, any Hazardous Materials to be used, generated, stored, or disposed of on or about the Premises, Lot, or Building without the prior written consent of Landlord, which consent may be withheld: in the sole discretion of Landlord, and which consent may be revoked at anytime. Tenant's indemnification of Landlord pursuant to Article 4.08, above, shall extend to all liability, including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, or disposal of Hazardous Materials by Tenant including, without limitation, the ciost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, to the full extent that such action is attributable, directly or indirectly, to: the use, generation, storage, or disposal of Hazardous Materials by Tenant. Neither the written consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all statutes, laws, ordinances, rules, regulations, and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemniflcation pursuant to this subsection. Tenant's obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

         8.02 Signs. Tenant shall not install any sign on the Premises or Building; provided, however, that Landlord shall installlfor Tenant an identifying sign in the lobby of the Buildings in conformance with the current Building signage. Any sign placed by Landlord for the benefit of Tenant on the Premises or Building!shall be installed at the Tenant's sole cost and expense, and shall contain only Tenant's name, or the name of any affiliate Tenant actually occupying the Premises, and no advertising matter. Tenant shall remove any such sign upon termination of this Lease and shall return the Premises to their condition prior to the placement or erection of said sign.

          8.03. Parking Access. In addition to the general obligation of Tenant to comply with laws and without limitation there:)f, Landlord shall not be liable to Tenant nor shall this Lease be affected if any parking privileges appurtenant to the Premises are impaired by reason for any moratorium, initiative, referendum, statute, regulation, or other governmental decree or action which could in any manner prevent or limit the parking rights of Tenant hereunder.

           8.04. Floor Plan . Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor is designed to carry and which is then allowed by law.

           8.05. Deliveries. All deliveries to and from the Premises shall be made at the location(s) designated by Landlord during the time periods specified by Landlord and so as to cause the minimum amount of interference with the business of other tenants.


          9.0  DAMAGE AND DESTRUCTION

                9.01. Reconstruction. If the Premises are damaged or destroyed during the Term, Landlord shall, to the extent that insurance proceeds are available therefor and are not applied by any lender against payment of an existing loan on the Building or lot, except as hereinafter provided, diligently repair or rebuild them to substantially the condition in which they existed immediately prior to such damage or destruction; provided, however, that any damage which is estimated in good faith by Landlord to be under Two Thousand and No/I 00 Dollars ($2,000.00), regardless of how such damage occurred, shall be deemed to constitute "ordinary repairs and maintenance" and shall be repaired by Tenant at its own expense, regardless of the availability of any insurance proceeds relating thereto. In the event that any damage or destruction occurs that is to be repaired by Landlord hereunder, and the insurance proceeds available to Landlord therefore under the insurance policies required in Article 4 hereof are insufficient to cover the costs of such repair, Landlord shall notify Tenant in writing that such proceeds are insufficient, whereupon Tenant may elect to pay the difference between the cost of such repairs and the available insurance proceeds by giving written notice of such election to Landlord within ten (10) days after Tenant's receipt of Landlord's notice. If Tenant does not deliver such notice to Landlord within the ten (10) day period, Tenant shall be deemed to have elected not to pay such difference, and Landlord shall have the right, in its sole discretion, either to proceed to repair the Premises, or to terminate this Lease by delivering written notice of such termination to Tenant. Nothing contained in this Article 9 shall be construed in any event to obligate Landlord to make ordinary repairs and maintenance that are to be performed by Tenant at its own expense pursuant to this Article 9.0 1, except to the extent that such repairs relate to the walls, ceilings, and subfloors of the Premises that are to be maintained and repaired by Landlord at Tenant's expense pursuant to Article 6.01 of this Lease.

            9.02 Rent Abatement. Rent due and payable hereunder shall be abated proportionately, but only to the extent of any proceeds received by Landlord from rental abatement insurance described in Article 4.03 hereinabove, during any period in which, by reason of any such damage or destruction, Landlord reasonably determines that there is substantial interference with the operation of Tenant's business in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes to do. If it shall be deten-nined that continuation of business is not practical pending reconstruction, Monthly Base Rent due and payable hereunder shall abate to the extent of proceeds from rental abatement insurance until reconstruction is substantially completed or until business is totally or partially resumed, whichever is the earlier.

          9.03. Excessive Damage or Destruction. If the Building is destroyed to the extent that the Landlord determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within ninety (90) days after the date of the dama-e or destruction, Landlord may terminate this Lease. Notwithstanding the fact that the Premises have been damaged or destroyed, Landlord shall determine whether the Building can be fully repaired or restored within the ninety (90) day period, and Landlord's determination shall be binding upon Tenant. Landlord shall notify Tenant of its determination, in writing, within fortv five (45) days after the date of the damage or destruction.

     10.   EMINENT DOMAIN

             10.01 Total Condemnation. If the whole of the Premises is acquired or condemned by eminent domain, inversely condemned or sold in lieu of condemnation for any public or quasi public use or purpose ("Condemned"), then the Term shall terminate as of the date of title vesting in such proceeding, and Monthly Base Rent shall be adjusted as of the date of such termination. Landlord and Tenant shall immediately notify the other party of any such occurrence.

          10.02. If any part of the Premises is partially Condemned, and such partial condemnation renders the Premises unusable for the business of the Tenant, as reasonably determined by Landlord and Tenant, or in the event a substantial portion of the Building is Condemned, as reasonably determined by Landlord, then the Term shall terminate as of the date of title vesting in such proceeding and Monthly Base Rent shall be adjusted to the date of termination. If such condemnation is not sufficiently extensive to render the Premises unusable for the business of Tenant as reasonably determined by Landlord and Tenant, or less than a substantial portion of the Building is Condemned, then Landlord shall promptly restore the Premises to a condition comparable to its condition immediately prior to such condemnation less the portion thereof listed in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting the Monthly Base Rent shall be appropriately reduced as reasonably determined by Landlord on a pro rata basis. Landlord's obligation to restore the Premises to their original condition shall be subject to the limitation that Landlord shall not be required to spend an unreasonable amount of money to do so, as exclusively determined by Landlord.

          10.03.  Landlord's Award.   If the Premises are wholly or partially
Condemned, then, subject to the provision of Article 10.04 below, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any right or claim to any part thereof from Landlord or the condemning authority.

         10.04. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all costs or loss to which Tenant might incur removing Tenant's merchandise, furniture, fixtures, leasehold improvements, equipment and business interruption to a new location.

         10.05. Term. If the whole or any part of the Premises shall be Condemned for any temporary public or quasi public use or purpose, this Lease shall remain in full force and effect and Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term. If a temporary condemnation remains in force at the expiration or earlier termination of the Lease,